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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934
                                  June 29, 2005
                Date of Report (date of earliest event reported)
                            CYPRESS BIOSCIENCE, INC.
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               (Exact name of Registrant as specified in charter)

         Delaware                     0-12943                   22-2389839
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(State or other jurisdiction   (Commission File Number)      (I.R.S. Employer
      of incorporation)                                      Identification No.)



                         4350 Executive Drive, Suite 325
                           San Diego, California 92121
          (Address of principal executive offices, including zip code)
       Registrant's telephone number, including area code: (858) 452-2323



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))


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Item 1.01.  Entry Into a Material Definitive Agreement.
            -------------------------------------------

On June 29, 2005, we entered into a License and Collaboration Agreement (the "License Agreement") with Organon (Ireland) Ltd., the human pharmaceutical business of Akzo Nobel, to join forces to attempt to develop and commercialize the first novel pharmacological treatment for Obstructive Sleep Apnea ("OSA"). Cypress and Organon are each independently initiating Phase IIa trials that will serve as the basis for selecting the product candidate for further clinical development. The companies expect these trials to run through the first quarter of 2006, which is also the earliest a development candidate could be selected.

Cypress and Organon will jointly fund development activities once a candidate from the Phase IIa trials has been selected for continued development. At that point Cypress will have operational control of the development activities, and, depending on the candidate selected, will fund 40% or 50% of the development-related expenses. Organon will have operational control of sales and marketing activities, with Cypress having the opportunity to co-promote up to 25% of the physician promotion and details using its own sales force in the USA, Mexico and Canada (NAFTA). Expenses and revenue (if any) in the NAFTA countries are shared between Cypress and Organon based on the level of promotional effort each party contributes, with Cypress having the ability to share up to 40% or 50% depending on the candidate selected. Organon will be solely responsible for commercialization in the rest of the world and will pay Cypress a royalty on net sales. Pursuant to the License Agreement, Cypress issued to Organon as a license fee a warrant to purchase 62,656 shares of Cypress common stock at an exercise price of $15.96, which represents 120% of the fair market value.

Cypress has also licensed patents from two other parties that provide the opportunity to combine mirtazapine among others with a second approved agent to both potentially augment efficacy and improve tolerability. The series of licenses will allow Cypress and Organon to evaluate a number of potential OSA treatment modalities in proof of concept trials, such that the most promising pharmaceutical treatment for OSA can be taken forward in clinical development.

Specific terms of the other two licensing transactions were not disclosed, but Cypress paid the parties aggregate license payments totaling $2.5 million, with the potential for additional milestone payments of up to $25.3 million related to our OSA program, as development progresses. The parties will also participate in royalties from any marketed products developed under the respective agreements.

In addition to entering into a collaboration with Organon and accumulating the licenses above, Cypress has built its own intellectual property position in the field. To date Cypress has filed over 200 claims, covering various combinations, uses, and formulations of existing drugs to treat OSA.

We currently project that we will need approximately $7.5 million to fund our OSA program for 2005. Therefore, we expect our total requirements for the year 2005 to be approximately $19.5 million. This total projected requirement is in addition to the amounts required to pay any amounts payable under Cypress' agreements with Pierre Fabre and Collegium, and of any funding for other external research programs.

A copy of the press release announcing our transaction with Organon is filed herewith as Exhibit 99.1 and incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.
           ----------------------------------

(c) Exhibits:

       99.1  Press Release dated June 29, 2005.



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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 CYPRESS BIOSCIENCE, INC.


                                 By:    /s/ Jay D. Kranzler
                                     -------------------------------------------
                                          Jay D. Kranzler
                                          Chief Executive Officer and President


Date:  June 29, 2005





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                                INDEX TO EXHIBITS

99.1      Press Release dated June 29, 2005.



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